January 20, 1997


Mr. John Costello
Assistant Treasurer
Fidelity Advisor Series IV (the trust)
Fidelity Advisor Intermediate Bond Fund
Fidelity Institutional Short-Intermediate Government Fund
Fidelity Real Estate High Income Fund (the funds)
82 Devonshire Street
Boston, MA  02109

Dear Mr. Costello:

Fidelity Advisor Series IV is a Massachusetts business trust initially created under the name First Income Portfolio:
Intermediate by a written Declaration of Trust dated, executed, and delivered in Boston, Massachusetts on May 6, 1983. The name of the trust was changed to Fixed Income Portfolios by a Supplement to the Declaration of Trust dated July 22, 1983 and filed with the Secretary of the Commonwealth of Massachusetts (the Commonwealth) on July 26, 1983. The Declaration of Trust was amended and restated on October 26, 1984 and filed with the Secretary of the Commonwealth on November 7, 1984. The trust's name was changed to Income Portfolios by a Supplement to the Declaration of Trust dated and filed with the Secretary of the Commonwealth on March 3, 1987. A Supplement to the Declaration of Trust, effective October 1, 1987, was executed on September 30, 1987 and filed with the Secretary of the Commonwealth on October 19, 1987. Another Supplement to the Declaration of Trust, effective January 1, 1989, was executed on December 30, 1988 and filed with the Secretary of the Commonwealth on January 17, 1989. Effective January 29, 1992, the name of the trust was changed to Fidelity Income Trust by a Supplement to the Declaration of Trust executed on December 20, 1991 and filed with the Secretary of the Commonwealth on January 8, 1992. Effective April 15, 1993, the trust's name was further changed to Fidelity Advisor Series IV by an Amendment to the Declaration of Trust executed on May 3, 1993 and filed with the Secretary of the Commonwealth on May 5, 1993. An
Amended and Restated Declaration of Trust dated March 16, 1995 was filed with the Secretary of the Commonwealth on April 12, 1995.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferrable Shares of one or more separate and distinct Series or classes as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders or any Series or class of Shareholders of the Trust, to create and establish (and to change in any manner) Shares or any Series or classes thereof with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares or any Series or classes thereof into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series or classes of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable.

Under Article III, Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees' discretion be considered as outstanding and the amount received by the Trustees on the account of the contribution shall be treated as an asset of the Trust. Subsequent investments in the Trust shall be credited to each Shareholder's account in the form of full Shares at the Net Asset Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion, (a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.

By a vote adopted on June 21, 1983, and amended on February
22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 40,229,632 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended November
30, 1996.

I am of the opinion that all necessary trust action precedent to the issue of the Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable, except as described in each fund's Statement of Additional Information under the heading "Shareholder and Trustee Liability." In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust, and I express no opinion as to the compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with sales of Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice that you are about to file under the 1940 Act with said
Commission.

Sincerely,

/s/ Arthur S. Loring
Arthur S. Loring
Vice President - Legal